Exhibit 10.2

Lakewood Building A
7600 Capital of Texas Highway
Austin, TX

PURCHASE AND SALE AGREEMENT

by and between

LAKEWOOD PROPERTY TRUST,

as Seller,

and

SENIOR HOUSING PROPERTIES TRUST,

as Purchaser

November 12, 2010

7.2	Action of the Purchaser	10
7.3	No Violations of Agreements	10
7.4	Litigation	11
SECTION 8.	COVENANTS OF THE SELLER	11
8.1	Approval of Agreements	11
8.2	Operation of Property	11
8.3	Compliance with Laws, Etc.	11
8.4	Compliance with Agreements	11
8.5	Notice of Material Changes or Untrue Representations	12
8.6	Insurance	12
8.7	Approval of 2011 Capital Expenditure Budget	12
SECTION 9.	APPORTIONMENTS	12
9.1	Real Property Apportionments	12
9.2	Closing Costs	15
SECTION 10.	DAMAGE TO OR CONDEMNATION OF PROPERTY	16
10.1	Casualty	16
10.2	Condemnation	16
10.3	Survival	17
SECTION 11.	DEFAULT	17
11.1	Default by the Seller	17
11.2	Default by the Purchaser	17
SECTION 12.	MISCELLANEOUS	17
12.1	Allocation of Liability	17
12.2	Brokers	17
12.3	Publicity	18
12.4	Notices	18
12.5	Waivers, Etc.	19
12.6	Assignment; Successors and Assigns	20
12.7	Severability	20
12.8	Counterparts Complete Agreement, Etc.	20
12.9	Performance on Business Days	21
12.10	Attorneys’ Fees	21
12.11	Section and Other Headings	21
12.12	Time of Essence	21
12.13	Governing Law	21
12.14	Arbitration	21
12.15	Like Kind Exchange	22
12.16	Recording	23
12.17	Non-liability of Trustees of Seller	23
12.18	Non-liability of Trustees of Purchaser	23
12.19	Waiver and Further Assurances	23
12.20	State Specific Provisions	24

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made as of November 12, 2010, by and between LAKEWOOD PROPERTY TRUST, a Maryland real estate investment trust (the “Seller”), and SENIOR HOUSING PROPERTIES TRUST, a Maryland real estate investment trust (the “Purchaser”).

WITNESSETH:

WHEREAS, the Seller is the owner of the Property (this and other capitalized terms used and not otherwise defined herein shall have the meanings given such terms in Section 1); and

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Property, subject to and upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Seller and the Purchaser hereby agree as follows:

SECTION 1.         DEFINITIONS.

Capitalized terms used in this Agreement shall have the meanings set forth below or in the section of this Agreement referred to below:

1.1       “Agreement”  shall mean this Purchase and Sale Agreement, together with any exhibits and schedules attached hereto, as it and they may be amended from time to time as herein provided.

1.2       “Business Day”  shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in The Commonwealth of Massachusetts are authorized by law or executive action to close.

1.3       “Closing”  shall have the meaning given such term in Section 2.2.

1.4       “Closing Date”  shall have the meaning given such term in Section 2.2.

1.5       “Existing Survey”  shall mean the existing ALTA survey of the Property.

1.6       “Existing Title Policy”  shall mean, the existing title insurance policy for the Property.

1.7       “Improvements”  shall mean, the Seller’s entire right, title and interest in and to the existing office buildings, fixtures and other structures and improvements situated on, or affixed to, the Land.

1.8       “Land”  shall mean, the Seller’s entire right, title and interest in and to (a) the parcel(s) of land described in Schedule A hereto, together with (b) all easements, rights of way, privileges, licenses and appurtenances which the Seller may own with respect thereto.

1.9       “Leases”  shall mean the leases identified in the Rent Roll and any other leases hereafter entered into in accordance with the terms of this Agreement.

1.10     “Other Property”  shall mean the Seller’s entire right, title and interest in and to (a) all fixtures, machinery, systems, equipment and items of personal property owned by the Seller and attached or appurtenant to, located on and used in connection with the ownership, use, operation or maintenance of the Land or Improvements, if any, and (b) all intangible property owned by the Seller arising from or used in connection with the ownership, use, operation or maintenance of the Land or Improvements, if any.

1.11     “Permitted Exceptions”  shall mean, collectively, (a) liens for taxes, assessments and governmental charges not yet due and payable or due and payable but not yet delinquent; (b) the Leases; (c) the exceptions to title set forth in the Existing Title Policy; (d) all matters shown on the Existing Survey, and (e) such other nonmonetary encumbrances with respect to the Property as may be shown on the Update which are not objected to by the Purchaser (or which are objected to, and subsequently waived, by the Purchaser) in accordance with Section 3.1.

1.12     “Property”  shall mean, collectively, all of the Land, the Improvements and the Other Property.

1.13     “Purchase Price”  shall mean Five Million Three Hundred Sixty Thousand Fifty Dollars ($5,360,050).

1.14     “Purchaser”  shall have the meaning given such term in the preambles to this Agreement, together with any permitted successors and assigns.

1.15     “Rent Roll”  shall mean Schedule B to this Agreement.

1.16     “Seller”  shall have the meaning given such term in the preambles to this Agreement, together with any permitted successors and assigns.

1.17     “Title Company”  shall mean Stewart Title Guaranty Company.

1.18     “Update”  shall have the meaning given such term in Section 3.1.

SECTION 2.         PURCHASE AND SALE; CLOSING.

2.1       Purchase and Sale.  In consideration of the payment of the Purchase Price by the Purchaser to the Seller and for other good and valuable consideration, the Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, the Property for the Purchase Price, subject to and in accordance with the terms and conditions of this Agreement.

2.2       Closing.  The purchase and sale of the Property shall be consummated at a closing (the “Closing”) to be held at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts, or at such other location as the Seller and the Purchaser may agree, at 10:00 a.m., local time, on June 30, 2011, as the same may be accelerated or extended by agreement of the parties (the “Closing Date”).

2.3       Purchase Price.

(a)      At Closing, the Purchaser shall pay the Purchase Price to the Seller, subject to adjustment as provided in Article 9.

(b)      The Purchase Price, as adjusted as provided herein, shall be payable by wire transfer of immediately available funds on the Closing Date to an account or accounts to be designated by the Seller.

SECTION 3.         TITLE, DILIGENCE MATERIALS, ETC.

3.1       Title.  Prior to the execution of this Agreement, the Seller has delivered the Existing Title Policy and the Existing Survey to the Purchaser.

Within ten (10) days after the execution hereof, the Purchaser shall order an update to the Existing Title Policy (an “Update”) from the Title Company.  The Purchaser shall deliver to the Seller a copy of the Update promptly upon receipt thereof.  Promptly after receipt of the Update, but, in any event, prior to the Closing Date, the Purchaser shall give the Seller written notice of any title exceptions (other than Permitted Exceptions) set forth on the Update as to which the Purchaser objects.  The Seller shall have the right, but not the obligation, to attempt to remove, satisfy or otherwise cure any exceptions to title to which the Purchaser so objects.  If, for any reason, in its sole discretion, the Seller is unable or unwilling to take such actions as may be required to cause such exceptions to be removed from the Update, the Seller shall give the Purchaser notice thereof; it being understood and agreed that the failure of the Seller to give prompt notice of objection shall be deemed an election by the Seller not to remedy such matters.  If the Seller shall be unable or unwilling to remove any title defects to which the Purchaser has so objected, the Purchaser may elect (i) to terminate this Agreement or (ii) to consummate the transactions contemplated hereby, notwithstanding such title defect, without any abatement or reduction in the Purchase Price on account thereof (whereupon such objected to exceptions or matters shall be deemed to be Permitted Exceptions).  The Purchaser shall make any such election by written notice to the  Seller given on or prior to the fifth (5th) Business Day after the Seller’s notice of its unwillingness or inability to cure (or deemed election not to cure) such defect and time shall be of the essence with respect to the giving of such notice.  Failure of the Purchaser to give such notice shall be deemed an election by the Purchaser to proceed in accordance with clause (ii) above.

3.2       No Other Diligence.  The Purchaser acknowledges that, except as provided in Section 3.1, (i) the Purchaser has had the opportunity to fully investigate and inspect the physical and environmental condition of the Property, and to review and analyze all title examinations, surveys, environmental assessment reports, building evaluations, financial data and other investigations and materials pertaining to the Property which the Purchaser deems necessary to determine the feasibility of the Property and its decision to acquire the Property, (ii) the Purchaser shall not be conducting any further title examinations, surveys, environmental assessments, building evaluations, financial analyses or other investigations with respect to the Property, and (iii) the Purchaser shall not have any right to terminate this Agreement as a result of any title examinations, surveys, environmental assessments, building valuations, financial analyses or other investigations with respect to the Property.

SECTION 4.   CONDITIONS TO THE PURCHASER’S OBLIGATION TO CLOSE.

The obligation of the Purchaser to acquire the Property shall be subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

4.1       Closing Documents.  The Seller shall have delivered, or cause to have been delivered, to the Purchaser the following:

(a)      (i) A good and sufficient deed in the form attached as Schedule C hereto, with respect to the Property, in proper statutory form for recording, duly executed and acknowledged by the Seller, conveying title to the Property, free from all liens and encumbrances other than the Permitted Exceptions;

(b)      An assignment by the Seller and an assumption by the Purchaser, in form and substance reasonably satisfactory to the Seller and the Purchaser, duly executed and acknowledged by the Seller and the Purchaser, of all of the Seller’s right, title and interest in, to and under the Leases and all of the Seller’s right, title and interest, if any, in, to and under all transferable licenses, contracts, permits and agreements affecting the Property;

(c)      A bill of sale by the Seller, without warranty of any kind, in form and substance reasonably satisfactory to the Seller and the Purchaser, with respect to any personal property owned by the Seller, situated at the Property and used exclusively by the Seller in connection with the Property (it being understood and agreed that no portion of the Purchase Price is allocated to personal property);

(d)      To the extent the same are in the Seller’s possession, original, fully executed copies of all material documents and agreements, plans and specifications and contracts, licenses and permits pertaining to the Property;

(e)      To the extent the same are in the Seller’s possession, duly executed original copies of the Leases;

(f)       A closing statement showing the Purchase Price, apportionments and fees, and costs and expenses paid in connection with the Closing; and

(g)      Such other conveyance documents, certificates, deeds and other instruments as the Purchaser, the Seller or the Title Company may reasonably require and as are customary in like transactions in sales of property in similar transactions.

4.2       Title Policy.  The Title Company shall be prepared to issue, upon payment of the title premium at its regular rates, a title policy in the amount of the Purchase Price, insuring title to the Property is vested in the Purchaser or its designee or assignee, subject only to the Permitted Exceptions, with such endorsements as shall be reasonably required by the Purchaser.

4.3       Environmental Reliance Letters.  The Purchaser shall have received a reliance letter, authorizing the Purchaser and its designees and assignees to rely on the most recent environmental assessment report prepared for the Property, in form and substance reasonably acceptable to the Purchaser.

4.4       Condition of Property.  The Property shall be in substantially the same physical condition as on the date of this Agreement, ordinary wear and tear and, subject to Section 10.1, casualty excepted.

4.5       Other Conditions.  All representations and warranties of the Seller herein shall be true, correct and complete in all material respects on and as of the Closing Date and the Seller shall have performed in all material respects all covenants and obligations required to be performed by the Seller on or before the Closing Date.

SECTION 5.         CONDITIONS TO SELLER’S OBLIGATION TO CLOSE.

The obligation of the Seller to convey the Property to the Purchaser is subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

5.1       Purchase Price.  The Purchaser shall have delivered to the Seller the Purchase Price payable hereunder, subject to the adjustments set forth in Section 2.3, together with any closing costs to be paid by the Purchaser under Section 9.2.

5.2       Closing Documents.  The Purchaser shall have delivered to the Seller duly executed and acknowledged counterparts of the documents described in Section 4.1, where applicable.

5.3       Other Conditions.  All representations and warranties of the Purchaser herein shall be true, correct and complete in all material respects on and as of the Closing Date and the Purchaser shall have performed in all material respects all covenants and obligations required to be performed by the Purchaser on or before the Closing Date.

SECTION 6.        REPRESENTATIONS AND WARRANTIES OF SELLER.

To induce the Purchaser to enter into this Agreement, the Seller represents and warrants to the Purchaser as follows:

6.1       Status and Authority of the Seller.  The Seller is duly organized, validly existing and in good standing under the laws of its state of organization or formation, and has all requisite power and authority under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

6.2       Action of the Seller.  The Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by the Seller on or prior to the Closing Date, this Agreement and such document shall constitute the valid and binding obligation and agreement of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

6.3       No Violations of Agreements.  Neither the execution, delivery or performance of this Agreement by the Seller, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Seller is bound.

6.4       Litigation.  To the Seller’s actual knowledge, it has not received written notice that any investigation, action or proceeding is pending or threatened, which (i) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (ii) involves condemnation or eminent domain proceedings against the Property or any portion thereof.

6.5       Existing Leases, Etc.  Subject to Section 8.1, other than the Leases listed in the Rent Roll, the Seller has not entered into a contract or agreement with respect to the occupancy of the Property that will be binding on the Purchaser after the Closing.  To the Seller’s actual knowledge: (a) the copies of the Leases heretofore delivered by the Seller to the Purchaser are true, correct and complete copies thereof; and (b) such Leases have not been amended except as evidenced by amendments similarly delivered and constitute the entire agreement between the Seller and the tenants thereunder.  Except as otherwise set forth in the Rent Roll or the Leases: (i) to the Seller’ actual knowledge, each of its Leases is in full force and effect on the terms set forth therein; (ii) to the Seller’s actual knowledge, there are no uncured defaults or circumstances which with the giving of notice, the passage of time or both would constitute a default thereunder which would have a material adverse effect on the business or operations of the Property; (iii) to the Seller’s actual knowledge, each of its tenants is legally required to pay all sums and perform all material obligations set forth therein without any ongoing concessions, abatements, offsets, defenses or other basis for relief or adjustment; (iv) to the Seller’s actual knowledge, none of its tenants has asserted in writing or has any defense to, offsets or claims against, rent payable by it or the performance of its other obligations under its Lease which would have a material adverse effect on the on-going business or operations of the Property; (v) the Seller has no outstanding obligation to provide any of its tenants with an allowance to perform, or to perform at its own expense, any tenant improvements; (vi) none of its tenants has prepaid any rent or other charges relating to the post-Closing period; (vii) to the Seller’s actual knowledge, none of its tenants has filed a petition in bankruptcy or for the approval of a plan of reorganization or management under the Federal Bankruptcy Code or under any other similar state law, or made an admission in writing as to the relief therein provided, or otherwise become the subject of any proceeding under any federal or state bankruptcy or insolvency law, or has admitted in writing its inability to pay its debts as they become due or made an assignment for the benefit of creditors, or has petitioned for the appointment of or has had appointed a receiver, trustee or custodian for any of its property, in any case that would have a material adverse effect on the business or operations of the Property; (viii) to the Seller’s actual knowledge, none of its tenants has requested in writing a modification of its Lease, or a release of its obligations under its Lease in any material respect or has given written notice terminating its Lease, or has been released of its obligations thereunder in any material respect prior to the normal expiration of the term thereof, in any case that would have a material adverse effect on the on-going business or operations of the Property; (ix) to the Seller’s actual knowledge, except as set forth in the Leases, no guarantor has been released or discharged, voluntarily or involuntarily, or by operation of law, from any obligation under or in connection with any of its Leases or any transaction related thereto; and (x) all brokerage commissions currently due and payable with respect to each of its Leases have been paid.  To the Seller’s actual knowledge, the other information set forth in the Rent Roll is true, correct and complete in all material respects.

6.6       Agreements, Etc.  Other than the Leases, the Seller has not entered into any contract or agreement with respect to the Property which will be binding on the Purchaser after the Closing other than contracts and agreements being assumed by the Purchaser or which are terminable upon thirty (30) days notice without payment of premium or penalty.

6.7       Not a Foreign Person.  The Seller is not a “foreign person” within the meaning of Section 1445 of the United States Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

The representations and warranties made in this Agreement by the Seller shall be continuing and shall be deemed remade by the Seller as of the Closing Date, with the same force and effect as if made on, and as of, such date.  All representations and warranties made in this Agreement by the Seller shall survive the Closing for a period of one (1) year, and upon expiration shall be of no further force or effect except to the extent that with respect to any particular alleged breach, the Purchaser gives the Seller written notice prior to the expiration of said one (1) year period of such alleged breach with reasonable detail as to the nature of such breach.

Except as otherwise expressly provided in this Agreement or in any documents to be delivered to the Purchaser at the Closing, the Seller has not made, and the Purchaser has not relied on, any information, promise, representation or warranty, express or implied, regarding the Property, whether made by the Seller, on the Seller’s behalf or otherwise, including, without limitation, the physical condition of the Property, the financial condition of the tenants under the Leases, title to or the boundaries of the Property, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, and any other information pertaining to the Property or the market and physical environments in which they are located.  The Purchaser acknowledges that (i) the Purchaser has entered into this Agreement with the intention of relying upon its own investigation or that of third parties with respect to the physical, environmental, economic and legal condition of the Property and (ii) the Purchaser is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be delivered to the Purchaser at the Closing, made (or purported to be made) by the Seller or anyone acting or claiming to act on the Seller’s behalf.  The Purchaser has inspected the Property and is fully familiar with the physical condition thereof and shall purchase the Property in its “as is”, “where is” and “with all faults” condition on the Closing Date.  Notwithstanding anything to the contrary contained herein, in the event that any party hereto has actual knowledge of the default of any other party (a “Known Default”), but nonetheless elects to consummate the transactions contemplated hereby and proceeds to Closing, then the rights and remedies of such non-defaulting party shall be waived with respect to such Known Default upon the Closing and the defaulting party shall have no liability with respect thereto.

SECTION 7.        REPRESENTATIONS AND WARRANTIES OF PURCHASER.

To induce the Seller to enter into this Agreement, the Purchaser represents and warrants to the Seller as follows:

7.1       Status and Authority of the Purchaser.  The Purchaser is duly organized, validly existing and in good standing under the laws of its state of organization or formation, and has all requisite power and authority under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

7.2       Action of the Purchaser.  The Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by the Purchaser on or prior to the Closing Date, this Agreement and such document shall constitute the valid and binding obligation and agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

7.3       No Violations of Agreements.  Neither the execution, delivery or performance of this Agreement by the Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Purchaser is bound.

7.4       Litigation.  The Purchaser has received no written notice that any investigation, action or proceeding is pending or threatened which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

The representations and warranties made in this Agreement by the Purchaser shall be continuing and shall be deemed remade by the Purchaser as of the Closing Date with the same force and effect as if made on, and as of, such date.  All representations and warranties made in this Agreement by the Purchaser shall survive the Closing for a period of one (1) year, and upon expiration shall be of no further force or effect except to the extent that with respect to any particular alleged breach, the Seller gives the Purchaser written notice prior to the expiration of said one (1) year period of such alleged breach with reasonable detail as to the nature of such breach.

SECTION 8.        COVENANTS OF THE SELLER.

The Seller hereby covenants with the Purchaser between the date of this Agreement and the Closing Date as follows:

8.1       Approval of Agreements.  Not to enter into, modify, amend or terminate any Lease or any other material agreement with respect to the Property, which would encumber or be binding upon the Property from and after the Closing Date, without in each instance obtaining the prior written consent of the Purchaser.

8.2       Operation of Property.  To continue to operate the Property consistent with past practices.

8.3       Compliance with Laws, Etc.  To comply in all material respects with (i) all laws, regulations and other requirements from time to time applicable of every governmental body having jurisdiction of the Property, or the use or occupancy thereof, and (ii) all material terms, covenants and conditions of all agreements affecting the Property.

8.4       Compliance with Agreements.  To comply with each and every material term, covenant and condition contained in the Leases and any other material document or agreement affecting the Property and to monitor compliance thereunder consistent with past practices.

8.5       Notice of Material Changes or Untrue Representations.  Upon learning of any material change in any condition with respect to the Property or of any event or circumstance which makes any representation or warranty of the Seller to the Purchaser under this Agreement untrue or misleading, promptly to notify the Purchaser thereof.

8.6       Insurance.  To maintain, or cause to be maintained, all existing property insurance relating to the Property.

8.7       Approval of 2011 Capital Expenditure Budget.  The Seller shall prepare for the Purchaser’s review and approval prior to December 31, 2010, a 2011 capital expenditure budget for the Property (the “2011 CapEx Budget”) (including, without limitation, budgeted items for “building improvements” and “development and redevelopment”).

SECTION 9.        APPORTIONMENTS.

9.1       Real Property Apportionments.  (a)  The following items shall be apportioned at the Closing as of the close of business on the day immediately preceding the Closing Date:

(i)                                                    annual rents, operating costs, taxes and other fixed charges payable under the Leases;

(ii)                                                percentage rents and other unfixed charges payable under the Leases;

(iii)                                            fuel, electric, water and other utility costs;

(iv)                                            municipal assessments and governmental license and permit fees;

(v)                                                Real estate taxes and assessments other than special assessments, based on the rates and assessed valuation applicable in the fiscal year for which assessed;

(vi)                                            Water rates and charges;

(vii)                                        Sewer and vault taxes and rents; and

(viii)                                    all other items of income and expense normally apportioned in sales of property in similar situations in the jurisdiction where the Property is located.

If any of the foregoing cannot be apportioned at the Closing because of the unavailability of the amounts which are to be apportioned, such items shall be apportioned on the basis of a good faith estimate by the parties and reconciled as soon as practicable after the Closing Date but, in any event, no later than one (1) year after the Closing Date.

(b)      If there are water, gas or electric meters located at the Property, the Seller shall obtain readings thereof to a date not more than thirty (30) days prior to the Closing Date and the unfixed water rates and charges, sewer taxes and rents and gas and electricity charges, if any, based thereon for the intervening time shall be apportioned on the basis of such last readings.  If such readings are not obtainable by the Closing Date, then, at the Closing, any water rates and charges, sewer taxes and rents and gas and electricity charges which are based on such readings shall be prorated based upon the per diem charges obtained by using the most recent period for which such readings shall then be available.  Upon the taking of subsequent actual readings, the apportionment of such charges shall be recalculated and the Seller or the Purchaser, as the case may be, promptly shall make a payment to the other based upon such recalculations.  The parties agree to make such final recalculations within sixty (60) days after the Closing Date.

(c)      If any refunds of real property taxes or assessments, water rates and charges or sewer taxes and rents shall be made after the Closing, the same shall be held in trust by the Seller or the Purchaser, as the case may be, and shall first be applied to the unreimbursed costs incurred in obtaining the same, then to any required refunds to tenants under the Leases, and the balance, if any, shall be paid to the Seller (for the period prior to the Closing Date) and to the Purchaser (for the period commencing with the Closing Date).

(d)     If, on the Closing Date, the Property shall be or shall have been affected by any special or general assessment or assessments or real property taxes payable in a lump sum or which are or may become payable in installments of which the first installment is then a charge or lien and has become payable, the Seller shall pay or cause to be paid at the Closing the unpaid installments of such assessments due and as of the Closing Date.

(e)      No insurance policies of the Seller are to be transferred to the Purchaser, and no apportionment of the premiums therefor shall be made.

(f)      At the Closing, the Seller shall transfer to the Purchaser the amount of all unapplied security deposits held pursuant to the terms of the Leases.

(g)      Brokerage commissions, tenant improvement expenses and other amounts payable by the Seller as landlord under Leases entered into by the Seller after the date hereof, or in connection with the renewal or extension of any existing Lease, shall be allocated between the Seller and the Purchaser at Closing based upon their respective periods of ownership (calculated on a straight-line basis over the initial term or extension or renewal period, as applicable), and the Purchaser shall reimburse the Seller at the Closing for all amounts so allocated to the Purchaser and paid by the Seller prior to the Closing.  The Purchaser shall receive a credit at Closing for all unpaid brokerage commissions, tenant improvement expenses and other amounts payable by the Seller as landlord under any such new Lease, renewal or extension that are allocated to the Seller in accordance with the terms hereof.

(h)      Amounts payable after the date hereof on account of capital expenditures under the 2010 capital expenditure budget previously prepared by the Seller (the “2010 CapEx Budget”) and the 2011 CapEx Budget (together with the 2010 CapEx Budget, collectively, the “CapEx Budget”) (including, without limitation, budgeted items for “building improvements” and “development and redevelopment”), shall be allocated between the Seller and the Purchaser at Closing based upon their respective periods of ownership (on a straight line basis), and the Purchaser shall reimburse the Seller at the Closing for all amounts so allocated to the Purchaser and paid by the Seller prior to the Closing.  The Purchaser shall receive a credit at Closing for all unpaid amounts payable on account of capital expenditures under the CapEx Budget allocated to the Seller in accordance with the terms hereof.

(i)       If a net amount is owed by the Seller to the Purchaser pursuant to this Section 9.1, such amount shall be credited against the Purchase Price.  If a net amount is owed by the Purchaser to the Seller pursuant to this Section 9.1, such amount shall be added to the Purchase Price paid to the Seller.

(j)       If, on the Closing Date, there are past due rents with respect to any Lease, amounts received by the Purchaser with respect to such Lease after the Closing Date shall be applied, first, to rents due or to become due during the calendar month in which the Closing occurs, and then, to all other rents due or past due in inverse order to the order in which they became due (i.e., first to arrearages most recently occurring, then to older arrearages).  Any such past due rents received by the Purchaser, once applied in the foregoing order of priority, to the extent applicable to the period prior to the Closing Date, shall be paid by the Purchaser to the Seller.  In no event shall the Seller have any right to take any action to collect any past due rents or other amounts following the Closing; provided, however, the Purchaser shall use commercially reasonable efforts to collect such past due rents and other amounts, except that the Purchaser shall have no obligation to institute any legal action or proceeding or otherwise enforce any of its rights and remedies under any Lease in connection with such commercially reasonable efforts.

The provisions of this Section 9.1 shall survive the Closing.

9.2       Closing Costs.

(a)      The Purchaser shall pay (i) the costs of closing and diligence in connection with the transactions contemplated hereby (including, without limitation, all premiums, charges and fees of the Title Company in connection with the title examination and insurance policies to be obtained by the Purchaser, including affirmative endorsements), (ii) fifty percent (50%) of all documentary, stamp, sales, intangible and other transfer taxes and fees incurred in connection with the transactions contemplated by this Agreement, and (iii) fifty percent (50%) of all state, city, county, municipal and other governmental recording and filing fees and charges.

(b)      The Seller shall pay (i) fifty percent (50%) of all documentary, stamp, sales, intangible and other transfer taxes and fees incurred in connection with the transactions contemplated by this Agreement, and (ii) fifty percent (50%) of all state, city, county, municipal and other governmental recording and filing fees and charges

(c)      Except as otherwise set forth in this Section 9.2, each party shall pay the fees and expenses of its attorneys and other consultants.

SECTION 10.      DAMAGE TO OR CONDEMNATION OF PROPERTY.

10.1       Casualty.  If, prior to the Closing, the Property is  materially destroyed or damaged by fire or other casualty, the Seller shall promptly notify the Purchaser of such fact.  In such event, the Purchaser shall have the right to terminate this Agreement by giving notice to the Seller not later than ten (10) days after the giving of the Seller’s notice (and, if necessary, the Closing Date shall be extended until one day after the expiration of such ten-day period).  If the Purchaser elects to terminate this Agreement as aforesaid, this Agreement shall terminate and be of no further force and effect and no party shall have any liability to the other hereunder.  If less than a material part of the Property shall be affected by fire or other casualty or if the Purchaser shall not elect to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and the Seller shall assign to the Purchaser at the Closing the rights of the Seller to the proceeds, if any, under the Seller’s insurance policies covering the Property with respect to such damage or destruction and there shall be credited against the Purchase Price the amount of any deductible, any proceeds previously received by Seller on account thereof and any deficiency in proceeds.

10.2       Condemnation.  If, prior to the Closing, a material part of the Property (including access or parking thereto), is taken by eminent domain (or is the subject of a pending taking which has not yet been consummated), the Seller shall notify the Purchaser of such fact promptly after obtaining knowledge thereof and the Purchaser shall have the right to terminate this Agreement by giving notice to the Seller not later than ten (10) days after the giving of the Seller’s notice (and, if necessary, the Closing Date shall be extended until one day after the expiration of such ten-day period).  If the Purchaser elects to terminate this Agreement as aforesaid, this Agreement shall terminate and be of no further force and effect and no party shall have any liability to the other hereunder.  If less than a material part of the Property shall be affected or if the Purchaser shall not elect to terminate this Agreement as aforesaid, the sale of the Property shall be consummated as herein provided without any adjustment to the Purchase Price (except to the extent of any condemnation award received by the Seller prior to the Closing) and the Seller shall assign to the Purchaser at the Closing all of the Seller’s right, title and interest in and to all awards, if any, for the taking, and the Purchaser shall be entitled to receive and keep all awards for the taking of the Property or portion thereof.

10.3       Survival.  The parties’ obligations, if any, under this Section 10 shall survive the Closing.

SECTION 11.      DEFAULT.

11.1       Default by the Seller.  If the transaction herein contemplated fails to close as a result of the default of the Seller hereunder, or the Seller having made any representation or warranty herein which shall be untrue or misleading in any material respect, or the Seller having failed to perform any of the material covenants and agreements contained herein to be performed by the Seller, the Purchaser may, as its sole remedy, either (x) terminate this Agreement (in which case, the Seller shall reimburse the Purchaser for all of the fees, charges, disbursements and expenses of the Purchaser’s attorneys), or (y) pursue a suit for specific performance.

11.2       Default by the Purchaser.  If the transaction herein contemplated fails to close as a result of the default of the Purchaser hereunder, or the Purchaser having made any representation or warranty herein which shall be untrue or misleading in any material respect, or the Purchaser having failed to perform any of the covenants and agreements contained herein to be performed by it, the Seller may terminate this Agreement (in which case, the Purchaser shall reimburse the Seller for all of the fees, charges, disbursements and expenses of the Seller’s attorneys).

SECTION 12.      MISCELLANEOUS.

12.1       Allocation of Liability.  It is expressly understood and agreed that the Seller shall be liable to third parties for any and all obligations, claims, losses, damages, liabilities, and expenses to the extent arising out of events, contractual obligations, acts, or omissions of the Seller that occurred in connection with the ownership or operation of the Property during the period in which the Seller owned the Property prior to the Closing and the Purchaser shall be liable to third parties for any and all obligations, claims, losses, damages, liabilities and expenses to the extent arising out of events, contractual obligations, acts, or omissions of the Purchaser that occur in connection with the ownership or operation of the Property during the period in which the Purchaser owns the Property after the Closing.  The provisions of this Section 12.1 shall survive the Closing.

12.2         Brokers.  Each of the parties hereto represents to the other parties that it dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby.  Each party shall indemnify and hold harmless the other party and its respective legal representatives, heirs, successors and assigns from and against any loss, liability or expense, including reasonable attorneys’ fees, charges and disbursements arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any other broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the indemnifying party.  The provisions of this Section 12.2 shall survive the Closing.

12.3       Publicity.  The parties agree that, except as otherwise required by law or the rules of the national securities exchange upon which the applicable party’s shares are listed for trading, and except for the exercise of any remedy hereunder, no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated to any third party without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

12.4       Notices.  (a)  Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with confirmed receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

(b)      All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

(c)      All such notices shall be addressed,

if to the Seller, to:

c/o CommonWealth REIT
400 Centre Street
Newton, Massachusetts  02458
Attn:  Mr. John C. Popeo
Telecopier No. (617) 928-1305

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, 34th Floor
Los Angeles, California 90071
Attn:  Meryl K. Chae, Esq.
Telecopier No. (213) 621-5035

if to the Purchaser, to:

Senior Housing Properties Trust
400 Centre Street
Newton, Massachusetts 02458
Attn:  Mr. David J. Hegarty
Telecopier No. (617) 796-8349

with a copy to:

Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts  02109
Attn:  Nancy S. Grodberg, Esq.
Telecopier No. (617) 338-2880

(d)     By notice given as herein provided, the parties hereto and their respective successor and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

12.5       Waivers, Etc.  Subject to the terms of the last paragraph of Section 6, any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or any other provision hereof.  This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

12.6       Assignment; Successors and Assigns.  Subject to Section 12.15, this Agreement and all rights and obligations hereunder shall not be assignable, directly or indirectly, by any party without the written consent of the other, except that the Purchaser may assign this Agreement to any entity wholly owned, directly or indirectly, by the Purchaser; provided, however, that, in the event this Agreement shall be assigned to any one or more entities wholly owned, directly or indirectly, by the Purchaser, the Purchaser named herein shall remain liable for the obligations of the “Purchaser” hereunder.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.  This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

12.7       Severability.  If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

12.8       Counterparts Complete Agreement, Etc.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.

12.9       Performance on Business Days.  In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.

12.10     Attorneys’ Fees.  If any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s costs and expenses, including reasonable attorneys’ fees incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

12.11     Section and Other Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.12     Time of Essence.  Time shall be of the essence with respect to the performance of each and every covenant and obligation, and the giving of all notices, under this Agreement.

12.13     Governing Law.  This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of The Commonwealth of Massachusetts.

12.14     Arbitration.  Any party hereto may elect to submit any dispute hereunder that has an amount in controversy in excess of $250,000 to arbitration hereunder.  Any such arbitration shall be conducted in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association then pertaining and the decision of the arbitrators with respect to such dispute shall be binding, final and conclusive on the parties.

In the event any party hereto shall elect to submit any such dispute to arbitration hereunder, the Seller and the Purchaser shall each appoint and pay all fees of a fit and impartial person as arbitrator with at least ten (10) years’ recent professional experience in the general subject matter of the dispute.  Notice of such appointment shall be sent in writing by each party to the other, and the arbitrators so appointed, in the event of their failure to agree within thirty (30) days after the appointment of the second arbitrator upon the matter so submitted, shall appoint a third arbitrator.  If either the Seller or the Purchaser shall fail to appoint an arbitrator, as aforesaid, for a period of ten (10) days after written notice from the other party to make such appointment, then the arbitrator appointed by the party having made such appointment shall appoint a second arbitrator and the two (2) so appointed shall, in the event of their failure to agree upon any decision within thirty (30) days thereafter, appoint a third arbitrator.  If such arbitrators fail to agree upon a third arbitrator within forty five (45) days after the appointment of the second arbitrator, then such third arbitrator shall be appointed by the American Arbitration Association from its qualified panel of arbitrators, and shall be a person having at least ten (10) years’ recent professional experience as to the subject matter in question.  The fees of the third arbitrator and the expenses incident to the proceedings shall be borne equally between the Seller and the Purchaser, unless the arbitrators decide otherwise.  The fees of respective counsel engaged by the parties, and the fees of expert witnesses and other witnesses called for by the parties, shall be paid by the respective party engaging such counsel or calling or engaging such witnesses.

The decision of the arbitrators shall be rendered within thirty (30) days after appointment of the third arbitrator.  Such decision shall be in writing and in duplicate, one counterpart thereof to be delivered to the Seller and one to the Purchaser.  A judgment of a court of competent jurisdiction may be entered upon the award of the arbitrators in accordance with the rules and statutes applicable thereto then obtaining.

12.15     Like Kind Exchange.  At either party’s request, the non-requesting party will take all actions reasonably requested by the requesting party in order to effectuate all or any part of the transactions contemplated by this Agreement as a forward or reverse like-kind exchange for the benefit of the requesting party in accordance with Section 1031 of the Internal Revenue Code and, in the case of a reverse exchange, Rev. Proc. 2000-37, including executing an instrument acknowledging and consenting to any assignment by the requesting party of its rights hereunder to a qualified intermediary or an exchange accommodation titleholder.  In furtherance of the foregoing and notwithstanding anything contained in this Agreement to the contrary, the requesting party may assign its rights under this Agreement to a “qualified intermediary” or an “exchange accommodation titleholder” in order to facilitate, at no cost or expense to the other, a forward or reverse like-kind exchange under Section 1031 of the Internal Revenue Code; provided, however, that such assignment will not relieve the requesting party of any of its obligations hereunder.  The non-requesting party will also agree to issue all closing documents, including the deed or other operative conveyance instrument, to the applicable qualified intermediary or exchange accommodation titleholder if so directed by the requesting party prior to Closing.  Notwithstanding the foregoing, in no event shall the non-requesting party incur or be subject to any liability that is not otherwise provided for in this Agreement.

12.16     Recording.  This Agreement may not be recorded without the prior written consent of both parties.

12.17     Non-liability of Trustees of Seller.  The Declaration of Trust establishing the Seller, dated December 14, 2000, as amended and supplemented, as filed with the State Department of Assessments and Taxation of Maryland, provides that no trustee, officer, shareholder, employee or agent of the Seller shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, the Seller.  All persons dealing with the Seller in any way shall look only to the assets of the Seller for the payment of any sum or the performance of any obligation.]

12.18     Non-liability of Trustees of Purchaser.  The Amended and Restated Declaration of Trust establishing Senior Housing Properties Trust, dated September 20, 1999, as amended and supplemented, as filed with the State Department Of Assessments and Taxation of Maryland, provides that no trustee, officer, shareholder, employee or agent of Senior Housing Properties Trust shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, Senior Housing Properties Trust.  All persons dealing with Senior Housing Properties Trust in any way shall look only to the assets of Senior Housing Properties Trust for the payment of any sum or the performance of any obligation.

12.19     Waiver and Further Assurances.  The Purchaser hereby acknowledges that it is a sophisticated purchaser of real properties and that it is aware of all disclosures the Seller is or may be required to provide to the Purchaser in connection with the transactions contemplated hereby pursuant to any law, rule or regulation (including those of Massachusetts and those of the state in which the Property is located).   The Purchaser hereby acknowledges that, prior to the execution of this Agreement, the Purchaser has had access to all information necessary to acquire the Property and the Purchaser acknowledges that the Seller has fully and completely fulfilled any and all disclosure obligations with respect thereto.  The Purchaser hereby fully and completely discharges the Seller from any further disclosure obligations whatsoever relating to the Property.  In addition to the actions recited herein and contemplated to be performed, executed, and/or delivered by the Seller and the Purchaser, the Seller and the Purchaser agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at the Closing or after the Closing any and all such further acts, instruments, deeds and assurances as may be reasonably required to establish, confirm or otherwise evidence the Seller’s satisfaction of any disclosure obligations or to otherwise consummate the transactions contemplated hereby.

12.20     State Specific Provisions.  The provisions set forth in Schedule D hereto are hereby incorporated herein by reference as if fully set forth herein.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.

SELLER:

LAKEWOOD PROPERTY TRUST, a Maryland real estate investment trust

By:	/s/ John C. Popeo
John C. Popeo, Treasurer and Chief Financial Officer

PURCHASER:

SENIOR HOUSING PROPERTIES TRUST, a Maryland real estate investment trust

By:	/s/ David J. Hegarty
David J. Hegarty, President

SCHEDULE A

Land

[See attached legal description.]

Lakewood Building A
7600 Capital of Texas Highway North
Austin, TX

The building known as Lakewood Building A, 7600 Capital of Texas Highway North, Austin, Texas located on a portion of the parcel of land described below:

TRACT 1: Being all of that certain tract or parcel of land containing 11.548 acres, more or less, out of Lot 2, PIONEER VALLEY, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded in Volume 77, Page(s) 114 of the Plat Records of Travis County, Texas, said tract being more particularly described by metes and bounds on Exhibit “A” attached hereto.

TRACT 2: A 30 foot access easement over a portion of Lot-1, Pioneer Valley, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded in Volume 77, Page(s) 114 of the Plat Records of Travis County, Texas and being more particularly described by metes and bounds shown on Exhibit “B” attached hereto.

Exhibit A

AN 11.548 ACRE TRACT OR PARCEL OF LAND OUT OF THE ROBERT FOSTER SURVEY NO. 43 AND WILLIAM BELL SURVEY NO. 44, SITUATED IN THE CITY OF AUSTIN, TRAVIS COUNTY, TEXAS, BEING A PORTION OF LOT 2 PIONEER VALLEY, SUBDIVISION OF RECORD IN BOOK 77, PAGE 114 OF THE PLAT RECORDS OF TRAVIS COUNTY, TEXAS; SAID 11.548 ACRE TRACT BEING MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS:

BEGINNING at a point in the northerly line of North capital of Texas Highway (State Loop 360, R.O.W. varies), same being the southerly line of said Pioneer Valley, for the common southerly corner of Lot 1 of said Pioneer Valley and said Lot 2, and from which a 1/2 inch iron rod bears S48°43’23”E, a distance of 0.21 feet and also from which a concrete monument found in the northerly line of North Capital of Texas Highway, same being the southerly line of said Lot 1 bears N46°34’07”E, a distance of 83.94 feet;

THENCE, along the common line of said Lot 2 and North Capital of Texas Highway, the following two (2) courses and distances:

1)                                   S46°34’07”W, a distance of 907.29 feet to a 1/2 inch iron rod found for an angle point;

2)                                   556°35’00”W, a distance of 115.95 feet to a cotton spindle found for the southwesterly corner hereof, from which a 1/2 inch iron rod found in the northerly line of North Capital of Texas Highway, being the southeasterly corner of Lot 1 Creekbluff, a subdivision of record in Book 85, Page 138C of said plat records bears S56°35’00”W, a distance of 289.82 feet and S46°33’31”W, a distance of 52.22 feet;

THENCE, leaving the northerly line of North Capital of Texas Highway, over and across said Lot 2, along the westerly line hereof the following eight (8) courses and distances:

1)         N18°18’10W, a distance of 202.23 feet to a ½ inch iron rod for an angle point;

2)         N01’15’34”W, a distance of 125.31 feet to a ½ inch iron rod for an angle point;

3)         N15°18’59”E, a distance of 152.93 feet to a ½ inch iron rod for an angle point;

4)         N19°53’44”E, a distance of 125.58 feet to a ½ inch iron rod for an angle point;

5)         N08°29’34”E, a distance of 301.34 feet to a ½ inch iron rod for an angle point;

6)         N18°36’27”E, a distance of 120.75 feet to a 1/2 inch iron rod set for an angle point;

7)         N28°05’36”E, a distance of 153.20 feet to a 1/2 inch iron rod set for an angle point;

8)                                   N21°06’40”E, a distance of 131.73 feet to a 1/2 inch iron rod found in the northerly line of said Lot 2, being the southerly line of said Lot 1 of Pioneer Valley, from which a 1/2 inch iron rod found being the common northerly corner of said Lot 1 and said Lot 2 bears N43°27’37”W, a distance of 210.42 feet;

THENCE, S43°27’37”E, along the northeasterly line of said Lot 2, being the southerly line of said Lot 1, a distance of 779.46 feet to the POINT OF BEGINNING, containing an area of 11.548 acres (503,026 square feet) of land, more or less, within these metes and bounds.

Exhibit B

DESCRIPTION OF A THIRTY (30) FOOT WIDE STRIP OF LAND CONTAINING 0.306 ACRES OF LAND TO BE USED AS AN INGRESS AND EGRESS EASEMENT, OUT OF LOT 1, PIONEER VALLEY, A SUBDIVISION OF RECORD IN BOOK 77, PAGE 114 OF THE TRAVIS COUNTY PROPERTY RECORDS.  SAID STRIP, AS SHOWN ON THE ACCOMPANYING SKETCH, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING at a point for most southerly corner of said Lot 1, same being the most easterly corner of Lot 2 of said Pioneer Valley, being in the west line of State Highway Loop 360 (variable width right of way), from which a concrete monument found in west right of way line of said loop 360, bears S 46° 35’ 00” W, a distance of 907.25 feet.

THENCE leaving said west right of way, with the southwest line of said Lot 1, being the northeast line of said Lot 2, N 43° 25’ 37” W, a distance of 30.00 feet to a point.

THENCE leaving said line, crossing said Lot 1, the following three (3) courses and distances:

1.                                    N 46° 35’ 00” E a distance of 80.62 feet to a point.

2.                                    N 33° 56’ 09” E, a distance of 360.68 feet to a point.

3.                                    S 56° 03’ 51” E, a distance of 30.00 feet to a point in the said west line of loop 360, being the southeast line of said Lot 1.

THENCE, with said west line of loop 360, being the southeast line of said Lot 1, the following two (2) courses and distances:

1.                                    S 33° 56’ 09” W, a distance of 364.00 feet to a concrete monument found, and

2.                                    S 46° 35’ 00” W, a distance of 83.94 feet to the POINT OF BEGINNING and containing 0.306 acres of land.

SCHEDULE B

Rent Roll

[See attached copy.]

INDEX

Lease

Lakewood A

Austin Diagnostic Clinic

1.                                    Lease Agreement, dated July 1, 2004, by and between Lakewood Property Trust (“Landlord”) and The Austin Diagnostic Clinic, P.A. (“Tenant”).

2.                                    Texas State Board of Pharmacy - Notarized Statement of Lease Agreement, dated November 16, 2004, by and between Lakewood Property Trust (“Landlord”) and Austin Diagnostic Clinic, P.A. (“Tenant”).

3.                                    Declaration by Landlord and Tenant as to Date of Delivery and Acceptance of Possession Premises, executed April 26, 2005 by Hub Properties Trust (“Landlord”) and The Austin Diagnostic Clinic, P.A. (“Tenant”). Re: Commencement Date occurred on February 7, 2005 and the Original Term will expire on February 6, 2015.

4.                                    Consent to Occupancy, dated November 8, 2005, by and among Lakewood Property Trust (“Landlord”), The Austin Diagnostic Clinic, P.A. (“Tenant”) and Clinic Pathology Laboratories (“Occupant”).

INDEX
Lease

Lakewood A
Grande Communications

1.   Telecommunications License Agreement, dated July 20, 2006, by and between Grande Communications Networks, Inc. (“Licensee”) and Lakewood Property Trust (“Owner”).

INDEX

Lease

Lakewood A

New Cingular dba AT&T Mobility

1.                                    Lease Agreement, dated August 8, 2001 by and between Lakewood Property Trust (“Landlord”) and Texas Cellular Telephone Company, L.P. d/b/a AT&T Wireless (“Tenant”).

2.                                    First Amendment to Lease, dated January 8, 2007, by and between Lakewood Property Trust (“Landlord”) and Houston Cellular Telephone Company, L.P., successor in interest to Texas Cellular Telephone Company, L.P. d/b/a AT&T Wireless  (“Tenant”).

3.                                    Extension Letter, dated May 28, 2010, from William Armstrong, Real Estate Specialist, AT&T Mobility (“Tenant”) to Kathy Mcduffie, Lakewood Property Trust.   Re:  Notice of Intent to Extend Lease Term and name change to New Cingular Wireless PCS, LLC dba AT & T Mobility.

INDEX

Lease

Lakewood A

Time Warner Entertainment

1.                                    Cable License Agreement, dated August 15, 2004, by and between Time Warner Entertainment — Advance/New House Partnership, Austin Division d/b/a Time Warner Cable (“Licensee”) and Lakewood Property Trust (“Licensor”).

2.                                    First Amendment to Cable License Agreement, dated October 4, 2010, Lakewood Property Trust (“Licensor”) and Time Warner Entertainment — Advance/New House Partnership, Austin Division d/b/a Time Warner Cable (“Licensee”).

Note:  License Agreement with amendments covers three different properties

•                Lakewood Building A *

•                Lakewood Building B

•                Lakewood Building C

*SNH potential transfer property only

INDEX

Lease

Lakewood A

Time Warner Telecom of Texas

3.                                    Telecommunications License Agreement, dated August 1, 2005, by and between Time Warner Telecom of Texas, L.P. (“Licensee”) and Lakewood Property Trust (“Owner”).

SCHEDULE C

Form of Deed

DEED
(Without Warranty)

THE STATE OF ______	} {
} {
COUNTY OF	} {

THAT, HUB Properties Trust, a Maryland real estate investment trust (hereinafter referred to as “Grantor”), for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00), and other good and valuable consideration to it in hand paid by Grantee, as hereinafter named, the receipt and sufficiency of which are hereby acknowledged and confessed

HAS GRANTED, SOLD, AND CONVEYED and by these presents does GRANT, SELL AND CONVEY unto Lakewood Property Trust, a Maryland real estate investment trust, whose mailing address is do HRPT Properties Trust, 400 Centre Street, Newton, MA 02458, (herein called “Grantee”, whether one or more), the following described property, to-wit:

TO HAVE AND TO HOLD the above described premises together with all and singular the rights and appurtenances thereto in anywise belonging unto said Grantee.  THIS CONVEYANCE IS MADE WITHOUT WARRANTY, AND IS GIVEN AND ACCEPTED WITHOUT WARRANTY EITHER EXPRESS OR IMPLIED, AND ALL WARRANTIES THAT MIGHT ARISE BY COMMON LAW AND THE WARRANTIES IN ‘5.023 OF THE TEXAS PROPERTY CODE (OR ITS SUCCESSOR) ARE EXCLUDED.

Taxes for the current year have been prorated to the date hereof and are assumed by the Grantee.

This conveyance is made subject to any and all valid conditions, restrictions, mineral interests, covenants and easements, if any, affecting the property conveyed hereby, now of record in the County Clerk’s Office of Travis County, Texas, the lien for current taxes and assessments not in default, any discrepancies, conflicts, or shortages in area or boundary lines or any encroachments or any overlapping of improvements and any existing building and zoning ordinances.

When this deed is executed by more than one person, or Grantee is more than one person, the pertinent verbs, nouns and pronouns were changed correspondingly, and when executed by a corporation, the words “heirs, executors and administrator” and “heirs and assigns”

THE STATE OF ______	} {
} {
COUNTY OF	} {

Before me, the undersigned authority, on this day personally appeared                               , known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purpose and consideration expressed therein.

GIVEN UNDER MY HAND AND SEAL OF OFFICE THIS          DAY OF               , 2000.

Notary Public, State of
Notary’s Printed Name:

My Commission Expires:

EXHIBIT A

(See attached document)

SCHEDULE D

State Specific Provisions

1.           DPTA Waiver.  IT IS THE INTENT OF THE SELLER AND THE PURCHASER THAT THE RIGHTS AND REMEDIES WITH RESPECT TO THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT SHALL BE GOVERNED BY LEGAL PRINCIPLES OTHER THAN THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT.  ACCORDINGLY, TO THE MAXIMUM EXTENT APPLICABLE AND PERMITTED BY LAW (AND WITHOUT ADMITTING SUCH APPLICABILITY), THE PUCHASER HEREBY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, CHAPTER 17, SUBCHAPTER 3 (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS.  FOR PURPOSES OF THE WAIVERS SET FORTH IN THIS AGREEMENT, THE PURCHASER HEREBY WARRANTS AND REPRESENTS UNTO THE SELLER THAT (A) THE PURCHASER HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED UNDER THIS AGREEMENT, (B) THE PURCHASER IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH THE SELLER REGARDING THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, (C) THE PURCHASER IS REPRESENTED BY LEGAL COUNSEL THAT IS SEPARATE AND INDEPENDENT OF THE SELLER AND THE SELLER’S LEGAL COUNSEL AND (D) THE PURCHASER HAS CONSULTED WITH THE PURCHASER’S LEGAL COUNSEL REGARDING THIS AGREEMENT PRIOR TO THE PURCHASER’S EXECUTION OF THIS AGREEMENT AND VOLUNTARILY CONSENTS TO THIS WAIVER.

2.           Independent Contract Consideration.  The Seller and Purchaser agree that the amount of One Hundred Dollars ($100.00) (the “Independent Contract Consideration”) has been bargained for and delivered by the Purchaser to the Seller as consideration for Seller’s execution and delivery of this Agreement and for the Purchaser’s rights hereunder, and is independent of any other consideration or payment provided for in this Agreement and, notwithstanding anything to the contrary contained herein, is non-refundable in all events.